FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	July 21, 2021

Valmont Reports Second Quarter 2021 Results and
Increases 2021 Full-Year Guidance

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the second quarter ended June 26, 2021.
Second Quarter 2021 Highlights (all metrics compared to Second Quarter 2020 unless otherwise noted)
•Record Net Sales of $894.6 million, an increase of 29.9% with growth in all segments, led by significantly higher sales in Irrigation and Utility Support Structures

•Operating Income improved to $82.6 million, or 9.2% of sales ($90.9 million or 10.2% adjusted1) compared to $43.4 million or 6.3% of sales last year ($65.7 million or 9.5% adjusted1), despite continued inflationary pressures

•Diluted Earnings per Share (EPS) improved to $2.89 ($3.06 adjusted1) compared to $1.06 ($2.00 adjusted1)

•Record global backlog of more than $1.34 billion, an increase of 17.5% since the end of fiscal 2020, reflecting strong market demand
•Received purchase orders and project awards totaling $72.0 million to supply Valmont Solar Solutions to the utility and agricultural markets

•Generated operating cash flow of $37.0 million; cash and cash equivalents at end of second quarter were $199.3 million
•Repurchased 42,150 shares of company stock for $10.5 million, at an average price of $248.47 per share
•Recognized a favorable tax rate of 19.0% on a GAAP basis, primarily due to a non-recurring incremental tax benefit of $2.8 million attributed to a change in the United Kingdom tax rate; adjusted tax rate was 22.5%1

•Completed two acquisitions in the Irrigation segment; purchased 100% of the shares of Prospera Technologies, Ltd. and acquired 100% of the assets of PivoTrac

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

•Commenced operations at a new greenfield Coatings facility in Pittsburgh, PA
•Raising full-year Net Sales growth guidance from a range of 9% to 14%, to a range of 16% to 19% and increasing GAAP diluted EPS to $9.90 to $10.60 (Adjusted diluted EPS to $10.40 to $11.10)1.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Second Quarter	GAAP			Adjusted[1]
(000's except per share amounts)	06/26/2021 2Q 2021	06/27/2020 2Q 2020	vs. 2Q 2021	06/26/2021 2Q 2021	06/27/2020 2Q 2020	vs. 2Q 2021
Net Sales	$894,629	$688,808	29.9%	$894,629	$688,808	29.9%
Operating Income	82,625	43,440	90.2%	90,850	65,657	38.4%
Operating Income as a % of Net Sales	9.2%	6.3%		10.2%	9.5%
Net Earnings	62,110	22,607	174.7%	65,762	42,847	53.5%
Diluted Earnings Per Share	$2.89	$1.06	172.6%	$3.06	$2.00	53.0%
Average Shares Outstanding	21,469	21,393

Year-To-Date	GAAP			Adjusted[1]
	06/26/2021 YTD 2021	06/27/2020 YTD 2020	vs. YTD 2021	06/26/2021 YTD 2021	06/27/2020 YTD 2020	vs. YTD 2021
Net Sales	$1,669,515	$1,363,008	22.5%	$1,669,515	$1,363,008	22.5%
Operating Income	159,836	110,335	44.9%	168,061	132,552	26.8%
Operating Income as a % of Net Sales	9.6%	8.1%		10.1%	9.7%
Net Earnings	117,124	65,536	78.7%	120,776	85,776	40.8%
Diluted Earnings Per Share	$5.46	$3.05	79.0%	$5.63	$3.99	41.1%
Average Shares Outstanding	21,449	21,471

"We achieved record second-quarter sales, grew adjusted operating income nearly 40 percent year-over-year, despite persistent inflationary pressures that meaningfully impacted our Utility business, and delivered adjusted earnings per share growth of more than 50 percent", said Stephen G. Kaniewski, President and Chief Executive Officer. "These solid results reflect the strength of our businesses, our continued focus on pricing actions to help offset inflation and the outstanding execution by our teams around the world. Sales growth was led by significantly higher sales in the Irrigation segment, as strong global agricultural market fundamentals continue to drive positive farmer sentiment, and deliveries of the large Egypt project continued. Higher volumes in Utility Support Structures were driven by continued strong underlying market demand for improving grid resiliency and increasing usage of renewable energy. Record second quarter sales in Engineered Support Structures and a focus on pricing, cost optimization, and the benefits of previous restructuring actions helped improve operating profit margins to nearly 12 percent. Coatings segment sales grew more than 22 percent, led by higher volumes as general economic trends are improving globally. We generated positive free cash flow despite significant increases in working capital to support robust sales growth."

Added Kaniewski, "We completed the acquisition of Prospera Technologies during the quarter, advancing our strategy to accelerate growth and innovation through investments in recurring revenue services. Utilizing their award-winning technology and building on our successful partnership over the past two and a half years, together we have created the most global and vertically-integrated AI company in agriculture, focused on in-season crop performance. As discussed during our virtual Investor Day in May, this acquisition is a testament to our commitment to make the farm more efficient, increase productivity and dramatically improve sustainability. Together, we are expanding beyond our traditional markets, finding new ways to use less inputs in order to achieve higher crop yields. I am excited to welcome the entire Prospera team to Valmont.”

Second Quarter 2021 Segment Review
Infrastructure
Utility Support Structures Segment (29.9% of Sales)
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment and drone inspection services
Sales of $267.9 million grew 15.8% year-over-year, led by higher volumes due to increasing demand for renewable energy generation and utilities' continued investments in grid resiliency, and increased pricing.

Operating Income was $15.0 million or 5.6% of sales ($21.2 million or 7.9% adjusted1) compared to $21.7 million or 9.4% of sales ($25.3 million or 10.9% adjusted1) in 2020. Higher volumes and operational efficiencies were more than offset by the impact of rapid raw material cost inflation of approximately $8.0 million that could not be fully recovered through pricing mechanisms during the quarter, and a higher mix of global generation products. GAAP operating income includes a $5.5 million receivable write-off following arbitration from a 2014 commercial transaction attributed to the offshore wind product line.

Engineered Support Structures Segment (30.1% of Sales)
Poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Record sales of $269.4 million increased 6.3% year-over-year, as favorable pricing, higher sales of wireless communication products and components, and $11.5 million of favorable currency impacts primarily from the Australian dollar, more than offset lower volumes in transportation markets.

Lighting and transportation sales of $187.0 million increased 3.3% year-over-year. Favorable pricing in all regions, higher international volumes, mainly in Europe and Australia, and higher commercial lighting sales more than offset lower volumes in North American transportation markets, primarily due to delays in approving the 2020 FAST Act extension.

Wireless communication products and components sales of $54.6 million increased 7.2% year-over-year. Increasing capital investments from wireless carriers and favorable pricing led to the sales growth.

Access Systems sales of $27.9 million increased 29.8% year-over-year, primarily due to favorable currency impacts.

Operating Income improved to a record $31.9 million or 11.9% of sales compared to $4.8 million or 1.9% of sales ($22.9 million or 9.0% adjusted1) in 2020. Profitability improvement was driven by favorable pricing, operational efficiencies, and lower SG&A expense including the benefit of previous restructuring actions.

Coatings Segment (11.0% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $98.2 million increased 22.7% year-over-year, due to higher volumes driven by an improving macro-environment compared to last year, favorable pricing and $3.8 million of favorable currency impacts, primarily from the Australian dollar.

Operating Income improved to $14.7 million or 14.9% of sales compared to $10.1 million or 12.7% of sales ($10.4 million or 13.0% adjusted1) in 2020. Profitability improvement was led by higher volumes, favorable pricing and operational efficiencies.

Agriculture
Irrigation Segment (31.5% of Sales)
Center pivots and linear irrigation equipment for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

Global sales of $282.0 million increased 87.2% year-over-year, due to higher volumes across all markets, particularly in North America, the Middle East and Brazil, favorable pricing, and higher technology sales.
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

North American sales of $156.1 million increased 57.6% compared to 2020. Sales growth was led by higher volumes and higher average selling prices due to continued strength in agricultural markets, and higher industrial tubing sales.

International sales of $125.9 million grew 144.0% year-over-year. Sales growth was led by ongoing deliveries of the large project for Egypt, strong demand in Brazil and higher sales in Europe.

Operating Income improved to $42.0 million, or 14.9% of sales ($42.9 million or 15.2% adjusted1) compared to $22.4 million, or 14.8% of sales in 2020. Profitability growth was driven by higher volumes, favorable pricing and improved operational efficiencies, partially offset by higher R&D expense of approximately $3.1 million for technology growth investments and intangible asset amortization.
During the quarter, Valmont completed two acquisitions to advance its technology-enabled growth strategy to accelerate addressable market expansion. The Company purchased 100% of the shares of Prospera Technologies, Ltd., a global leader in artificial intelligence, machine learning and computer vision. The Company also acquired 100% of the assets of PivoTrac, a subscription-based provider of control technology and remote monitoring solutions for the southwest U.S. market.

Global Supply Chain and Continuation of COVID-19 Safety Protocols
Since the start of the pandemic, the Company has been taking measured and deliberate steps to strengthen its global supply chain. Through its strong relationships with many strategic suppliers, Valmont has experienced no significant supply disruptions, and has been able to continue procuring raw materials and components critical to its operations, including steel, aluminum and zinc. Other supply constraints have been largely mitigated by effectively utilizing the Company's global footprint.

Valmont monitors health advisories on a continuous basis, particularly in areas reporting recent increases in infection including the more recent COVID-19 Delta variant. Valmont also continues to follow CDC, WHO and local guidelines to protect the safety, health and well-being of employees, customers, suppliers and communities.

Balance Sheet, Liquidity and Capital Allocation
The Company continues to generate positive operating cash flows through strong earnings and managing working capital to mitigate supply chain disruptions and support sales growth. At the end of second quarter, cash and cash equivalents were $199.3 million. The Company completed the acquisition of Prospera Technologies, Ltd. for $300 million, funded by a combination of cash and short-term borrowings on its revolving credit facility. Valmont purchased $10.5 million of company stock in the second quarter, and $126.4 million remains on the current authorization with no expiration. Subsequent to the Prospera acquisition, Moody's completed a periodic ratings review resulting in no change to the Company's Baa3 credit rating. The Company remains committed to maintaining its Investment Grade rating.

Updating 2021 Financial Outlook and Key Assumptions
The Company is updating its full-year outlook and providing key assumptions for the remainder of 2021. Valmont now expects full-year Net Sales to increase 16% to 19%, and Irrigation segment sales to increase 45% to 50%. GAAP diluted EPS is expected to be $9.90 to $10.60 and adjusted diluted EPS is expected to be $10.40 to $11.101. The increased guidance reflects the Company's strong year-to-date results, strength in global agricultural markets, continued favorable end-market demand across all businesses and expected
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document recovery of cost inflation.

2021 Full Year Financial Outlook	Previous Outlook	Revised Outlook
Net Sales Growth (vs. PY)	9% to 14%	16% to 19%
Irrigation Segment Sales Growth (vs. PY)	27% to 30%	45% to 50%
GAAP Diluted EPS[1]	$9.30 to $10.00	$9.90 to $10.60
Adjusted Diluted EPS[1]	NA	$10.40 to $11.10

•Favorable foreign currency translation impact of approximately 2.0% of Net Sales
•Second half 2021 tax rate of approximately 25.0% as benefits from favorable tax planning strategies will not continue in second half 2021; assumes no tax law changes
•Capital expenditures to be in the range of $110 - $120 million to support strategic growth and Industry 4.0 advanced manufacturing initiatives
•No closures of large manufacturing facilities, workforce disruptions, or significant supply chain interruptions

Kaniewski added, "The strong market drivers we are seeing across our businesses, and our team’s proven ability to manage through this unprecedented inflationary environment gives us confidence about the remainder of this year and provides good tailwinds for us into 2022. On that basis, we are raising both our revenue and earnings guidance for 2021. We entered the third quarter with a robust backlog of more than $1.3 billion, improving planning and supply chain management. In the Utility Support Structures segment, we expect meaningful sequential margin improvement in the second half of 2021 as pricing becomes more aligned with steel cost inflation. Our backlog of more than $675.0 million in this segment is indicative of long-term market drivers of grid resiliency and the increasing use of renewable energy. In Engineered Support Structures, current and future stimulus will continue to benefit global markets and the long-term need for critical infrastructure investment globally gives us confidence in future growth. We are benefiting from increasing demand in wireless communications markets as 5G build-outs continue to ramp. Our Coatings business is trending in-line with improving economic conditions. In Irrigation, the large project for Egypt, a solid international project pipeline and favorable market trends globally are providing strong momentum well into 2022. Across the portfolio, we continue to quickly execute pricing strategies to recover the impact of inflation and leverage the strength of our global supply chain. Additionally, our balance sheet remains strong, giving us flexibility to execute our long-term strategic plan. I'm also proud of our team's continued efforts to elevate ESG across the company, as demonstrated by recent external score improvements and additional highlights we've shared on our Valmont Sustainability site. ESG is an important priority for us and we are encouraged by this recognition as we remain focused on this key initiative."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, July 22, 2021 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 2Q 2021 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13713722. The replay will be available through 10:59 p.m. CDT on July 29, 2021.

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products and services that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended

	26-Jun-21	27-Jun-20	26-Jun-21	27-Jun-20
Net sales	$894,629	$688,808	$1,669,515	$1,363,008
Cost of sales	664,982	504,871	1,235,314	992,822
Gross profit	229,647	183,937	434,201	370,186
Selling, general and administrative expenses	147,022	123,859	274,365	243,213
Impairment of goodwill and intangible assets	—	16,638	—	16,638
Operating income	82,625	43,440	159,836	110,335
Other income (expense)
Interest expense	(10,436)	(10,098)	(20,435)	(20,112)
Interest income	186	458	497	1,501
Gain on investments (unrealized)	1,177	2,510	1,068	202
Other	4,204	(694)	7,653	1,116
Other income (expense), net	(4,869)	(7,824)	(11,217)	(17,293)
Earnings before income taxes	77,756	35,616	148,619	93,042
Income tax expense	14,740	12,602	30,242	27,088
Equity in (loss) of nonconsolidated subsidiaries	(359)	(260)	(719)	(479)
Net earnings	62,657	22,754	117,658	65,475
Less: Loss (earnings) attributable to non-controlling interests	(547)	(147)	(534)	61
Net earnings attributable to Valmont Industries, Inc.	$62,110	$22,607	$117,124	$65,536

Average shares outstanding (000's) - Basic	21,193	21,312	21,186	21,383
Earnings per share - Basic	$2.93	$1.06	$5.53	$3.06

Average shares outstanding (000's) - Diluted	21,469	21,393	21,449	21,471
Earnings per share - Diluted	$2.89	$1.06	$5.46	$3.05

Cash dividends per share	$0.500	$0.450	$1.000	$0.900

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	26-Jun-21	27-Jun-20	26-Jun-21	27-Jun-20
Net sales
Utility Support Structures	$267,863	$231,324	$520,996	$456,785
Engineered Support Structures	269,389	253,385	491,716	484,127
Coatings	98,158	80,005	191,446	168,090
Infrastructure products	635,410	564,714	1,204,158	1,109,002
Irrigation	281,965	150,639	511,629	307,359
Less: Intersegment sales	(22,746)	(26,545)	(46,272)	(53,353)
Total	$894,629	$688,808	$1,669,515	$1,363,008

Operating Income
Utility Support Structures	$14,955	$21,650	$36,607	$49,374
Engineered Support Structures	31,927	4,818	51,852	20,749
Coatings	14,668	10,148	27,540	21,202
Infrastructure products	61,550	36,616	115,999	91,325
Irrigation	41,984	22,351	80,732	46,014
Corporate	(20,909)	(15,527)	(36,895)	(27,004)
Total	$82,625	$43,440	$159,836	$110,335

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment and drone inspection services..

Engineered Support Structures: This segment consists of the manufacture and distribution of poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of center pivots and linear irrigation equipment for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Jun-21	26-Dec-20
ASSETS
Current assets:
Cash and cash equivalents	$199,285	$400,726
Accounts receivable, net	559,323	511,714
Inventories	593,498	448,941
Contract asset - costs and profits in excess of billings	140,146	123,495
Prepaid expenses and other assets	103,022	59,804
Refundable income taxes	—	9,945
Total current assets	1,595,274	1,554,625
Property, plant and equipment, net	609,867	597,727
Goodwill and other assets	1,198,995	800,808
	$3,404,136	$2,953,160

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$5,628	$2,748
Notes payable to banks	29,449	35,147
Accounts payable	324,946	268,099
Accrued expenses	208,191	227,735
Contract liability - billings in excess of costs and earnings	156,481	130,018
Income taxes payable	11,920	—
Dividend payable	10,607	9,556
Total current liabilities	747,222	673,303
Long-term debt, excluding current installments	860,878	728,431
Other long-term liabilities	474,552	343,590
Shareholders' equity	1,321,484	1,207,836
	$3,404,136	$2,953,160

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Second Quarter
	26 Weeks Ended
	26-Jun-21	27-Jun-20
Cash flows from operating activities
Net Earnings	$117,658	$65,475
Depreciation and amortization	44,063	40,584
Impairment of long-lived assets	—	18,896
Contribution to defined benefit pension plan	(970)	(17,138)
Change in working capital	(84,455)	42,280
Other	(6,111)	647
Net cash flows from operating activities	70,185	150,744

Cash flows from investing activities
Purchase of property, plant, and equipment	(48,824)	(48,165)
Acquisitions	(312,500)	(15,862)
Other	(74)	11,015
Net cash flows from investing activities	(361,398)	(53,012)

Cash flows from financing activities
Proceeds from long-term borrowings	149,342	88,872
Payments on short-term borrowings	(5,049)	(6,255)
Principal payments on long-term borrowings	(15,421)	(75,568)
Purchase of treasury shares	(21,600)	(20,481)
Purchase of noncontrolling interest	—	(55,916)
Dividends paid	(20,181)	(17,704)
Other	2,969	(4,923)
Net cash flows from financing activities	90,060	(91,975)
Effect of exchange rates on cash and cash equivalents	(288)	(5,951)
Net change in cash and cash equivalents	(201,441)	(194)
Cash and cash equivalents - beginning of year	400,726	353,542
Cash and cash equivalents - end of period	$199,285	$353,348

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact of a write off a receivable following arbitration of a commercial transaction from 2014, acquisition diligence and restructuring expenses on segment operating income and net earnings as well as the impact of the U.K. tax rate change on net earnings (adjusts GAAP tax rate from 19.0% to 22.5%). Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended June 26, 2021	Diluted	Twenty-six weeks ended June 26, 2021	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$62,110	$2.89	$117,124	$5.46
Write-off of a receivable, pre-tax	5,545	0.26	5,545	0.26
Acquisition diligence expense, pre-tax	1,120	0.05	1,120	0.05
Restructuring expense, pre-tax	1,560	0.07	1,560	0.07
Total Adjustments	8,225	0.38	8,225	0.38
Change in U.K. statutory tax rate	(2,819)	(0.13)	(2,819)	(0.13)
Tax effect of adjustments *	(1,754)	(0.08)	(1,754)	(0.08)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$65,762	$3.06	$120,776	$5.63
Average shares outstanding (000’s) - Diluted		21,469		21,449
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended June 26, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$31,927	$14,955	$14,668	$41,984	$(20,909)	$82,625
Write-off a receivable, pre-tax	—	5,545	—	—	—	5,545
Acquisition diligence expense, pre-tax	—	—	—	—	1,120	1,120
Restructuring expense, pre-tax	—	650	—	910	—	1,560
Adjusted Operating Income	$31,927	$21,150	$14,668	$42,894	$(19,789)	$90,850
Net Sales - as reported	269,389	267,863	98,158	281,965	NM	894,629

Operating Income as a % of Sales	11.9%	5.6%	14.9%	14.9%	NM	9.2%
Adjusted Operating Income as a % of Sales	11.9%	7.9%	14.9%	15.2%	NM	10.2%

	Twenty-six weeks ended June 26, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$51,852	$36,607	$27,540	$80,732	$(36,895)	$159,836
Write off a receivable, pre-tax	—	5,545	—	—	—	5,545
Acquisition diligence expense, pre-tax	—	—	—	—	1,120	1,120
Restructuring expense, pre-tax	—	650	—	910	—	1,560
Adjusted Operating Income	$51,852	$42,802	$27,540	$81,642	$(35,775)	$168,061
Net Sales - as reported	491,716	520,996	191,446	511,629	NM	1,669,515

Operating Income as a % of Sales	10.5%	7.0%	14.4%	15.8%	NM	9.6%
Adjusted Operating Income as a % of Sales	10.5%	8.2%	14.4%	16.0%	NM	10.1%

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) impairment of goodwill, tradenames, and a facility and (2) restructuring costs (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures for the second quarter and first half of fiscal 2020.

	Thirteen weeks ended June 27, 2020	Diluted	Twenty-six weeks ended June 27, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$22,607	$1.06	$65,536	$3.05
Impairment of goodwill and tradename, pre-tax	16,638	0.78	16,638	0.77
Restructuring and related asset impairment costs - pre-tax	5,579	0.26	5,579	0.26
Total Adjustments	22,217	1.04	22,217	1.03
Tax effect of adjustments *	(1,977)	(0.09)	(1,977)	(0.09)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,847	$2.00	$85,776	$3.99
Average shares outstanding (000’s) - Diluted		21,393		21,471
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended June 27, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$4,818	$21,650	$10,148	$22,351	$(15,527)	$43,440
Impairment of goodwill and tradename	16,638	—	—	—	—	16,638
Restructuring and related asset impairment costs	1,462	3,674	222	—	221	5,579
Adjusted Operating Income	$22,918	$25,324	$10,370	$22,351	$(15,306)	$65,657
Net Sales - as reported	253,385	231,324	80,005	150,639	NM	688,808

Operating Income as a % of Sales	1.9%	9.4%	12.7%	14.8%	NM	6.3%
Adjusted Operating Income as a % of Sales	9.0%	10.9%	13.0%	14.8%	NM	9.5%

	Twenty-six weeks ended June 27, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$20,749	$49,374	$21,202	$46,014	$(27,004)	$110,335
Impairment of goodwill and tradename	16,638	—	—	—	—	16,638
Restructuring and related asset impairment costs	1,462	3,674	222	—	221	5,579
Adjusted Operating Income	$38,849	$53,048	$21,424	$46,014	$(26,783)	$132,552
Net Sales - as reported	484,127	456,785	168,090	307,359	NM	1,363,008

Operating Income as a % of Sales	4.3%	10.8%	12.6%	15.0%	NM	8.1%
Adjusted Operating Income as a % of Sales	8.0%	11.6%	12.7%	15.0%	NM	9.7%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

REGULATION G RECONCILIATION OF FORECASTED GAAP AND ADJUSTED EARNINGS
(Dollars in thousands, except per share amounts)

The non-GAAP tables below disclose the impact on the range of estimated diluted earnings per share of the (1) write off a receivable following arbitration (2) restructuring costs, (3) acquisition diligence costs and (4) six months of (a) amortization of the technology intangible asset (Prospera Technologies) and (b) share-based compensation for Prospera employees. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings to be taken into consideration by management and investors with the related reported GAAP measures for fiscal 2021.

Reconciliation of Range of Net Earnings - Full Year 2021	Low End	High End	Adjustments
Estimated net earnings - GAAP	$213,000	$228,000
Write-off of a receivable, pre-tax			5,545
Acquisition diligence expense, pre-tax			1,120
Estimated restructuring expense, pre-tax			1,560
Prospera intangible asset (proprietary technology) amortization, pre-tax			3,750
Share-based compensation - Prospera (ML & AI subsidiary), pre-tax			5,544
Total pre-tax adjustments			17,519
Estimated tax benefit from above expenses*			(3,700)
Change in U.K. statutory tax rate			(2,819)
Total Adjustments, after-tax			$11,000
Estimated net earnings - Adjusted	$224,000	$239,000
Diluted Earnings Per Share Range - GAAP	$9.90	$10.60
Diluted Earnings Per Share Range - Adjusted	$10.40	$11.10

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

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